Exhibit 10.30
September 23, 2013

Laurie Thomas
_________________
_________________

Dear Laurie:
On behalf of Skilled Healthcare, LLC (“SHC”) and Hallmark Rehabilitation GP, LLC (“Hallmark”), this letter memorializes the role expansion we have previously discussed and agreed upon whereby you will become an employee of SHC. In your role with SHC, you will serve as President, Ancillary Business. As you know, SHC is contracted to provide administrative support services to various healthcare providers, including Hallmark and Signature Hospice and Home Health, LLC (“Signature”). As part of those contracted services, your responsibilities with SHC will include, in addition to continuing to fill your existing role as President and Chief Operating Officer of Hallmark, also serving as President and Chief Executive Officer of Signature. We also anticipate that those entities and certain of their affiliates will request that you serve on the board of managers/directors and as an officer of certain of their subsidiaries and affiliates. Service in those capacities will also be part of your responsibilities with SHC. Your employment with SHC as described in this letter will be effective as of September 16, 2013. In your new role you will report to the Chairman and CEO of our parent company, Skilled Healthcare Group, Inc.
In this new role, your base salary will increase to $340,000 per year (payable bi-weekly) with additional opportunity for a review and possible salary adjustment on or around year-end by the incoming CEO. Additionally, we will recommend to the Compensation Committee of the Board of Directors of Skilled Healthcare Group, Inc. to issue you a standard time-vested restricted stock award totaling $100,000 in value (measured on the date of grant), with the shares to be issued during the next open trading window, which we expect to be in early November 2013. We will also recommend to the Compensation Committee, in February 2014, issuance to you of a grant of performance based restricted shares totaling $200,000 in value (measured on the date of grant). Your bonus percentage target and maximum will remain at 50% and 75% respectively for 2014 pending approval of the 2014 Performance Incentive Plan by the Board of Directors.
In your new role, you will continue to be an at-will employee, which means that either you or the employer may terminate your employment at any time, for any reason or no reason so long as it is consistent with applicable law.
As noted above, from and after your acceptance of this offer letter, you will be employed by SHC, as opposed to by Hallmark. In mutual consideration of the matters set forth in this letter, and upon its acceptance by you, your existing employment agreement will be deemed to have been modified and amended to include the expanded role change and the other terms and conditions of this offer letter (including the employment agreement being amended to be between you and SHC). Other terms and conditions in the employment agreement will remain the same.

Please let me know if you have any questions or would otherwise like to discuss anything. If you are in agreement with the matters set forth in this letter, please countersign below and return a copy to me at your earliest convenience. We look forward to continue to work with you in your new role.
Sincerely,
/s/ Jose Lynch
Jose Lynch

President and COO, Skilled Healthcare, LLC
CEO, Hallmark Rehabilitation GP, LLC

ACKNOWLEDGED AND AGREED:

/s/ Laurie Thomas
Laurie Thomas

9/27/13
Date

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